THERAPEUTICSMD, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces FDA Acceptance of New Drug Application and

Prescription Drug User Fee Act (PDUFA) Date for TX-004HR

- PDUFA target action date of May 29, 2018 -

BOCA RATON, Florida, Dec. 19, 2017 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative women’s healthcare company, today announced the acceptance of the New Drug Application (NDA) resubmission for TX-004HR, the company’s investigational applicator-free estradiol vaginal softgel capsule for the treatment of moderate-to-severe vaginal pain during sexual intercourse (dyspareunia), a symptom of vulvar and vaginal atrophy (VVA) due to menopause, by the U.S. Food and Drug Administration (FDA).

The FDA has acknowledged that the resubmission is a complete, class 2 response to the Complete Response Letter (CRL) received on May 5, 2017 for TX-004HR. The PDUFA target action date for the completion of the FDA's review is May 29, 2018.

The FDA has informed the Company that the additional endometrial safety information submitted to the NDA for TX-004HR on September 14, 2017 was outside of an official review cycle, thus procedurally designating a class 2 response. The Company currently plans to launch TX-004HR in the third quarter of 2018 if approval occurs on or before the PDUFA target action date.

“The acceptance of the NDA resubmission for TX-004HR is an important milestone for TherapeuticsMD and this PDUFA target action date will allow us to maintain our timelines for launch as early as July 2018,” said TherapeuticsMD CEO Robert G. Finizio. “If approved, TX-004HR has the potential to be a highly differentiated treatment option for the 32 million postmenopausal women in the United States who suffer from symptoms of VVA.”

The 505(b)(2) NDA resubmission for TX-004HR is supported by the complete TX-004HR clinical program, including positive results of the phase 3 Rejoice Trial, which evaluated the effect of three doses of TX-004HR (4 mcg, 10 mcg and 25 mcg) compared to placebo from baseline to week 12. The results demonstrated statistically significant and clinically meaningful improvements in dyspareunia, a co-primary endpoint, and vaginal dryness, a prespecified secondary endpoint. Statistically significant results were seen as early as two weeks of treatment. The NDA resubmission includes the 4 mcg and 10 mcg doses of TX-004HR.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing products exclusively for women. With its SYMBODA™ technology, TherapeuticsMD is developing advanced hormone therapy pharmaceutical products to enable delivery of bio-identical hormones through a variety of dosage forms and administration routes. The company’s late stage clinical pipeline includes two phase 3 product candidates: TX-001HR for treatment of moderate-to-severe vasomotor symptoms (VMS) due to menopause and TX-004HR for treatment of moderate-to-severe vaginal pain during sexual intercourse (dyspareunia), a symptom of vulvar and vaginal atrophy (VVA) due to menopause. The company also manufactures and distributes branded and generic prescription prenatal vitamins under the vitaMedMD® and BocaGreenMD® brands.

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Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to resolve the deficiencies identified by the FDA in the company’s new drug application for its TX-004HR product candidate and the time frame associated with such resolution; whether the FDA will approve the company’s resubmitted NDA for its TX-004HR product candidate; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to prepare an NDA for its TX-001HR product candidate and, if prepared, whether the FDA will accept and approve the NDA; the length, cost and uncertain results of the company’s clinical trials, including any additional clinical trials that the FDA may require in connection with TX-004HR; the potential of adverse side effects or other safety risks that could preclude the approval of the company’s hormone therapy drug candidates; the company’s reliance on third parties to conduct its clinical trials, research and development and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Investor Contact

David DeLucia

Director, Investor Relations

561-961-1900
David.DeLucia@TherapeuticsMD.com

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